                                                                   EXHIBIT 10.65

                            REIMBURSEMENT AGREEMENT


                                    between


                                AES Light, Inc.

                                      and


                   Morgan Guaranty Trust Company of New York


                                  dated as of


                                  May 20, 1996

                               TABLE OF CONTENTS


                                                                                                                             Page
                                                            ARTICLE I

                                                           DEFINITIONS

         SECTION 1.01.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.02.  Accounting Terms and Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


                                                           ARTICLE II

                                                        LETTER OF CREDIT;
                                                      TERM LOAN COMMITMENT

         SECTION 2.01.  Issuance of the Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.02.  Exchange of the Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.03.  Term Loan Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.04   Required Terms of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.05   Notice of Issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.06   Notice of Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


                                                           ARTICLE III

                                                           CONDITIONS

         SECTION 3.01.  Conditions Precedent to Issuance of Initial LC  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.02   Conditions Precedent to Issuance of Each Exchange LC  . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.03   Conditions Precedent to Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


                                                           ARTICLE IV

                                                            THE LOAN

         SECTION 4.01.  Reimbursement Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 4.02.  Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 4.03.  Maturity of the Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 4.04.  Interest on the Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 4.05.  Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 4.06.  Mandatory Prepayment of the Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17





                                       i
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
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
         SECTION 4.07.  Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 4.08.  Computation of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.09.  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.10.  General Provisions as to Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.11.  Increased Cost and Reduced Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 4.12.  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.13.  [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.14.  Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.15.  Basis for Determining Interest Rate Inadequate or Unfair  . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.16.  Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.17.  Base Rate Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


                                                            ARTICLE V

                                                 REPRESENTATIONS AND WARRANTIES

         SECTION 5.01.  Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 5.02.  Corporate and Governmental Authorization; No Contravention  . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 5.03.  Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 5.04.  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 5.05.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 5.06.  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 5.07.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 5.08.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 5.09.  Not an Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


                                                           ARTICLE VI

                                                            COVENANTS

         SECTION 6.01.  Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 6.02.  Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 6.03.  Maintenance of Property; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 6.04.  Conduct of Business and Maintenance of Existence  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.05.  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.06.  Inspection of Property, Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.07.  Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.08.  Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.09.  Investments; Contingent Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.10.  Negative Pledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





                                       ii
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
                                                                                                                             Page
                                                                                                                             ----
         SECTION 6.11.  Consolidations, Mergers and Sales of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 6.12.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 6.13.  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 6.14.  Permanent Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                           ARTICLE VII

                                                            DEFAULTS

         SECTION 7.01.  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                          ARTICLE VIII

                                                          MISCELLANEOUS

         SECTION 8.01.  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 8.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 8.03.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 8.04.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 8.05.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 8.06.  Limited Liability of the LC Issuer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 8.07.  Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 8.08.  Jurisdiction And Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 8.09.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 8.10.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 8.11.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 8.12.  Counterparts; Integration; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 8.13.  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


Exhibit A  -  Form of Letter of Credit

Exhibit B  -  Form of Note

Exhibit C  -  Form of Pledge Agreement

Exhibit D  -  Form of Opinion of Counsel to Borrower

Exhibit E  -  Form of Opinion of Counsel to LC Issuer

Exhibit F  -  Form of Registration Rights Agreement

                            REIMBURSEMENT AGREEMENT



                 REIMBURSEMENT AGREEMENT, dated as of May 20, 1996 between AES Light, Inc., a Delaware corporation (together with its successors, the "Borrower"), and Morgan Guaranty Trust Company of New York (together with its successors and assigns, the "LC Issuer").


                 The LC Issuer and the Borrower hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.01. Definitions. The following terms, as used herein, shall have the following meanings.

                 "Adjusted Base Rate" means for any day a rate per annum equal to the sum of (i) the Base Rate for such day plus (ii) 1.50%.

                 "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 4.04(a).

                 "AES" means The AES Corporation, a Delaware corporation, and its successors.

                 "AES Coral Reef" means AES Coral Reef, Inc., a limited liability company organized and existing under the laws of The Cayman Islands, and its successors.

                 "AES Senior Credit Agreement" means the Credit Agreement dated as of the date hereof among AES, the banks listed on the signature pages thereof, Barclays Bank PLC, Union Bank and Morgan Guaranty Trust Company of New York, as Fronting Banks, and Morgan Guaranty Trust Company of New York, as Agent, as the same may be amended, modified or supplemented from time to time.

                 "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary of the Borrower) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Agreement" means this Reimbursement Agreement.

                 "Asset Sale and Insurance Proceeds" has the meaning set forth in Section 4.06.

                 "Assignee" has the meaning set forth in Section 8.05.

                 "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

                 "Beneficiary" means Camara de Liquidacion E Custodia S/A CLC.

                 "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

                 "Borrowing Date" means the date the Term Loan is made.

                 "Collateral Value Ratio" has the meaning set forth in the Pledge Agreement.

                 "Date of Issuance" means May 20, 1996, the date on which the Initial LC is to be issued pursuant to Section 2.01 hereof.

                 "Debt" of any Person means, at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) all Debt of others Guaranteed by such Person and (vii) all obligations of such Person (whether contingent or non-contingent) to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument.

                 "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Dollars" and the sign "$" means lawful money of the United States.

                 "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

                 "Drawing" means a drawing under the Letter of Credit.

                 "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

                 "ERISA Group" means the Borrower, any Subsidiary of the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary of the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

                 "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

                 "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 4.04(a) on the basis of an Adjusted London Interbank Offered Rate.

                 "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 4.04(a).

                 "Event of Default" has the meaning set forth in Section 7.01.

                 "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the LC Issuer.

                 "Financing Documents" means this Agreement, the Letter of Credit, the Note and the Pledge Agreement, in each case as the same may be amended, modified or supplemented from time to time.

                 "Financing Proceeds" has the meaning set forth in Section
4.06.

                 "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether arising by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                 "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

                 "Interest Period" means (i) in the case of the first Interest Period, the period commencing on the date the Loan is made and ending one month thereafter and (ii) in the case of each subsequent Interest Period, the period commencing on the last day of the immediately preceding Interest Period and ending one month thereafter; provided that:

                 (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                 (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

                 (c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

                 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

                 "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

                 "Letter of Credit" means the letter of credit (the "Initial LC") issued on the Date of Issuance pursuant to Section 2.01 and any letter of credit (an "Exchange LC") issued pursuant to Section 2.02 in exchange for the Initial LC or any previously issued Exchange LC.

                 "LC Issuer" has the meaning set forth in the introductory paragraph to this Agreement.

                 "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                 "LIGHT" means Light-Servicos de Electricidades S.A., an integrated utility servicing Rio de Janeiro which is being privatized by the government of Brazil.

                 "LIGHT Acquisition" means the acquisition by AES Coral Reef pursuant to the auction of such shares through Sistema Electronico de Negociacao Nacional of shares representing at least a 10% ownership interest in the common equity of LIGHT and at least 10% of the voting power of all shares entitled to vote at a general shareholder's meeting of LIGHT.

                 "Loan" means either (i) the Reimbursement Obligation, if a Drawing is made under the Letter of Credit or (ii) the Term Loan made to the Borrower at its request pursuant to Section 2.03 simultaneously with the return of the undrawn Letter of Credit.

                 "London Interbank Offered Rate" has the meaning set forth in
Section 4.04(a).

                 "Maturity Date" means November 20, 1997, or if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

                 "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

                 "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

                 "Note" means a promissory note of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Loan.

                 "Notice of Borrowing" has the meaning set forth in Section
4.01.

                 "Other Letters of Credit" means letters of credit in an aggregate amount of not less than $225,000,000 issued under the AES Senior Credit Agreement in support of the obligation of AES Coral Reef to pay the purchase price payable by it in connection with the LIGHT Acquisition.

                 "Other LIGHT Non-Recourse Collateral" means letters of credit, guarantees, bid bonds and similar instruments, cash proceeds of Debt and/or securities purchased with cash proceeds of Debt, in each case which are recourse only to AES Light, AES Coral Reef or any other Subsidiary of AES having a direct or indirect interest in LIGHT and which are posted to secure AES Coral Reef's bid in connection with the LIGHT Acquisition or are actually paid as part of the purchase price in respect of the LIGHT Acquisition; provided that Letters of Credit and Loans shall not constitute Other LIGHT Non-Recourse Collateral.

                 "Participant" has the meaning set forth in Section 8.05.

                 "Permanent Financing" means the debt or equity securities to be issued by AES or a subsidiary of AES as soon as practicable following the Date of Issuance for the purpose of refinancing the Loan as provided in Section 6.14.

                 "Person" means an individual, corporation, partnership, joint venture, association, business trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

                 "Pledge Agreement" means the Pledge Agreement dated as of the date hereof between the LC Issuer and the Borrower, substantially in the form of Exhibit C hereto.

                 "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

                 "Registration Rights Agreement" means a Registration Rights Agreement made by AES for the benefit of the LC Issuer substantially in the form of Exhibit F hereto.

                 "Regulations G and U" means Regulations G and U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "Reimbursement Obligation" has the meaning specified in Section 4.01.

                 "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock.

                 "Subsidiary" means, at any date, with respect to any Person, any corporation or other entity of which more than 50% of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by such Person.

                 "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by any governmental authority, excluding, in the case of the LC Issuer, taxes imposed on or calculated with reference to its net income or net worth, and franchise taxes imposed on it, by the jurisdiction of the office of the LC Issuer that issues the Letter of Credit.

                 "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Ratings Group and P-1 by Moody's Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office of any bank or trust company that has capital, surplus and undivided profits aggregating at least $500,000,000, (iv) repurchase agreements with respect to securities described in clause

(i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above or (v) Euro-Dollar certificates of deposit issued by any bank or trust company which has capital and unimpaired surplus of not less than $500,000,000, provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary of the Borrower.

                 "Transferee" means an Assignee or a Participant.

                 "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

                 SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time ("GAAP"), applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent financial statements of the Borrower delivered to the LC Issuer; provided that, if the Borrower notifies the LC Issuer that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP on the operation of such covenant (or if the LC Issuer notifies the Borrower that it wishes to amend Article VI or any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the LC Issuer.

                                   ARTICLE II

                               LETTER OF CREDIT;
                              TERM LOAN COMMITMENT

                 SECTION 2.01. Issuance of the Letter of Credit. The LC Issuer agrees that it will issue the Initial LC on the Date of Issuance, provided that the obligation of the LC Issuer to issue the Initial LC shall be subject to satisfaction or waiver of the conditions precedent set forth in
Section 3.01.  The face amount of the Letter of Credit shall be $225,000,000.

                 SECTION 2.02. Exchange of the Letter of Credit. The LC Issuer agrees, upon two Business Days' prior written notice from the Borrower, to issue, on any date prior to July 15, 1996, an Exchange LC dated the date of its issuance, expiring on the date (which shall not be later than July 15, 1996) and in a face amount (which face amount shall not exceed the face amount of the Letter of Credit in exchange for which such Exchange LC is to be issued) requested by the Borrower in such notice; provided that the obligation of the LC Issuer to issue any Exchange LC shall be subject to the satisfaction or waiver of the conditions precedent set forth in Section 3.02. There shall at no time be more than one Letter of Credit outstanding hereunder at any time.

                 SECTION 2.03. Term Loan Commitment. The LC Issuer agrees, on the terms and conditions set forth in this Agreement and subject to the satisfaction of the conditions set forth in Section 3.03, to make a loan (the "Term Loan") to the Borrower pursuant to this Section on or prior to July 15, 1996 in a principal amount not to exceed the amount available for drawing under the Letter of Credit outstanding on such date.

                 SECTION 2.04 Required Terms of Letters of Credit. Each Letter of Credit issued hereunder shall:

                 (a)  by its terms expire not later than July 15, 1996; and

                 (b) be in a face amount (x) in the case of the Initial LC, of $225,000,000 and (y) in the case of any Exchange LC, not in excess of the face amount of the Letter of Credit for which such Exchange LC is to be exchanged.

                 SECTION 2.05 Notice of Issuance. The Borrower may request that a Letter of Credit be issued by giving the

LC Bank a notice (a "Notice of Issuance") at least two Domestic Business Days before such Letter of Credit is to be issued, specifying:

                 (a)  the date of issuance of such Letter of Credit (which
         (i) shall be the Date of Issuance, in the case of the Initial LC, and
         (ii) shall not be later than July 14, 1996);

                 (b) the expiry date of such Letter of Credit (which shall comply with the requirements of Section 2.04(a)); and

                 (c) the face amount of such Letter of Credit (which shall comply with the requirements of Section 2.04(b)).

                 SECTION 2.06 Notice of Borrowing. (a) The Borrower shall give the LC Issuer notice (a "Notice of Borrowing") not later than 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the making of the Term Loan specifying:

                 (i) the date of borrowing of such Term Loan, which shall be a Euro-Dollar Business Day; and

                (ii) the principal amount of such Term Loan, which shall not exceed the face amount of the Letter of Credit outstanding on the date of borrowing of the Term Loan.

                 (b) Not later than 2:00 P.M. (New York City time) on the date of the borrowing of the Term Loan, the LC Issuer shall make available to the Borrower the amount of such Term Loan in Federal or other funds immediately available in New York City.


                                  ARTICLE III

                                   CONDITIONS

                 SECTION 3.01. Conditions Precedent to Issuance of Initial LC. As a condition precedent to the issuance of the Initial LC,

                 (a) the LC Issuer shall have received on or before the Date of Issuance the following, each dated the Date of Issuance, in form and substance satisfactory to the LC Issuer:

                 (i) counterparts hereof, of the Pledge Agreement and of the Registration Rights Agreement, each signed by each of the parties hereto and thereto;

                (ii) a duly executed Note dated the Date of Issuance complying with the provisions of Section 4.05;

               (iii) the Pledged Stock (as defined in the Pledge Agreement), together with undated stock powers executed in blank;

                (iv) a duly executed Federal Reserve Form U-1 in connection with the extension of credit under this Agreement;

                 (v) evidence that the AES Senior Credit Agreement shall have become effective and all conditions to the issuance of the Other Letters of Credit shall have been satisfied and all Other Letters of Credit shall have been issued;

                (vi) an opinion of the General Counsel ofAES, and an opinion of Davis Polk & Wardwell, counsel to the LC Issuer, substantially in the respective forms of Exhibits D and E hereto;

              (viii) copies of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of the Financing Documents, certified by a duly authorized officer of the Borrower (which certificate shall state that such resolutions are in full force and effect on the Date of Issuance);

                (ix) certified copies of all approvals, authorizations, or consents of, or notices to or registrations with, any governmental body or agency required for the Borrower, if necessary, to enter into the Financing Documents;

                 (x) a certificate of a duly authorized officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Financing Documents and the other documents to be delivered by the Borrower hereunder;

                (xi) payment of all fees and other amounts then payable (including, without limitation, all fees and expenses of counsel to the LC Issuer payable pursuant to Section 8.07) with respect to the Initial LC on the Date of Issuance;

               (xii) a certificate signed by a duly authorized officer of the Borrower dated the Date of Issuance, to the effect that: (a) the representations and warranties contained in Article V hereof are true and correct on and as of the Date of Issuance as though made on and as of such date; and (b) no Default has occurred and is continuing or would result from the issuance of the Letter of Credit;

              (xiii) a Notice of Issuance inrespect of the Initial LC as required by Section 2.04; and

               (xiv) such other documents, instruments or approvals (and, if requested by the LC Issuer, certified duplicates of executed copies thereof) as the LC Issuer may reasonably request;

                 (b) each of the representations and warranties of the Borrower contained in any Financing Document shall be true and correct on and as of the Date of Issuance; and

                 (c) no Default will have occurred and be continuing either immediately before or after giving effect to the issuance of the Initial LC.

                 SECTION 3.02 Conditions Precedent to Issuance of Each Exchange LC. The LC Issuer's obligation to issue any Exchange LC shall be subject to the satisfaction of each of the following conditions:

                 (i) receipt by the LC Issuer of a Notice of Issuance in respect of such Exchange LC, as required by Section 2.04;

                (ii) arrangements satisfactory to the LC Issuer shall have been made for the simultaneous return, undrawn, to the LC Issuer, for cancellation of the Letter of Credit to be exchanged for such Exchange LC;

               (iii) each of the representations and warranties of the borrower set forth in any Financing Document shall be true and correct on and as of the date of issuance of such Exchange LC;

                (iv) no Default will have occurred and be continuing either immediately before or after the issuance of such Exchange LC; and

                 (v) the sum of (x) the face amount of such Exchange LC and (y) the aggregate amount of Other LIGHT Non-Recourse Collateral outstanding immediately after the issuance of such Exchange LC and the cancellation of the Letter of Credit for which such Exchange LC is exchanged will not be less than $225,000,000.

                   SECTION 3.03 Conditions Precedent to Term Loan. The LC Issuer's obligation to make the Term Loan is subject to the satisfaction of the following conditions:

                 (i) all of the conditions set forth in Section 3.01 shall have been satisfied, the Initial LC shall have been issued and no Drawing shall have been made under any Letter of Credit;

                (ii) receipt by the LC Issuer of a Notice of Borrowing as required by Section 2.06;

               (iii) arrangements satisfactory to the LC Issuer shall have been made for (x) the simultaneous return to the LC Issuer of the Letter of Credit undrawn for cancellation and (y) the use of the proceeds of the Term Loan solely to pay the purchase price payable by AES Coral Reef in connection with the LIGHT Acquisition;

                (iv) each of the representations and warranties of the Borrower contained in any Financing Document shall be true and correct on and as of the date of borrowing of the Term Loan, and

                 (v) no Default will have occurred and be continuing either immediately before or after giving effect to the making of the Term Loan.


                                  ARTICLE IV

                                   THE LOAN

                 SECTION 4.01. Reimbursement Obligation. If at any time the LC Issuer shall make a payment to the Beneficiary in respect of the Drawing, the Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer for the amount of such payment, together with interest thereon as hereinafter provided. The obligation of the Borrower to so reimburse the LC Issuer with respect to payments made in respect of the Drawing is referred to herein as the "Reimbursement Obligation". The amount of any payments made in respect of the Drawing giving rise to the Reimbursement Obligation is referred to herein as the "principal" amount of the Reimbursement Obligation.

                 SECTION 4.02. Obligations Absolute. The obligations of the Borrower in respect of Reimbursement Obligation, the Loan and the other obligations hereunder shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including without limitation the following circumstances:

                 (a) any lack of validity or enforceability of the Letter of Credit or any of the other Financing Documents;

                 (b) any amendment or waiver of or any consent to departure from this Agreement or any of the other Financing Documents;

                 (c) the existence of any claim, setoff, counterclaim, defense or other rights which the Borrower may have at any time against any beneficiary of the Letter of Credit, the LC Issuer or any other Person, whether in connection with this Agreement, the other Financing Documents or any unrelated transactions;

                 (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                 (e) payment by the LC Issuer under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; or

                 (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided that such other circumstance or happening shall not have been the result of the gross negligence or wilful misconduct of the LC Issuer.

                 SECTION 4.03. Maturity of the Loan. The Loan shall mature, and the outstanding principal amount thereof, together with accrued and unpaid interest thereon to the date of payment, shall become due and payable on the Maturity Date.

                 SECTION 4.04. Interest on the Loan. (a) Except as provided in Sections 4.15, 4.16 and 4.17, the Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period related thereto, at a rate per annum equal to the sum of 2.5% plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof.

                 The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                 The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one-month deposits in dollars are offered to Morgan Guaranty Trust Company of New York in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan.

                 "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the LC Issuer to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                 (b)  Interest based on the Adjusted Base Rate pursuant to
Section 4.15, 4.16 or 4.17 shall be payable monthly in arrears on the last Domestic Business Day of each month.

                 (c) Any overdue principal of or interest on the Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Adjusted Base Rate for such day.

                 SECTION 4.05. Note. The Loan shall be evidenced by a single Note payable to the order of the LC Issuer in an amount equal to the aggregate unpaid principal amount of the Loan.

                 SECTION 4.06.  Mandatory Prepayment of the Loan.

                 (a) Promptly upon receipt, directly or indirectly, by AES or any Subsidiary of AES having a direct or indirect interest in LIGHT, of the cash proceeds (net of commissions, fees and expenses incurred by AES or such Subsidiary in connection therewith) from the issuance of (i) Debt for borrowed money (other than Debt incurred by AES under the AES Senior Credit Agreement) or (ii) common stock or other equity securities (other than common stock of AES issued in connection with employee stock options, director stock options or other employee benefit plans) (collectively, "Financing Proceeds"), such Financing Proceeds shall be applied (x) to prepay the aggregate principal amount of the Loan then outstanding, if any, until paid in full or (y) if the Letter of Credit is outstanding and no Drawing shall have been made under the Letter of Credit, to cash collateralize the Letter of Credit up to the full amount available for drawing thereunder (without regard to whether any conditions to drawing can then be met).

                 (b) Promptly upon receipt, directly or indirectly, by AES or any Subsidiary of AES of the cash proceeds (net of reasonable costs of sale and amounts required to be retained as collateral) of sales of assets (other than sales made in the ordinary course of business) or any proceeds of any casualty insurance, condemnation awards or other recoveries ("Asset Sale and Insurance Proceeds"), such Asset Sale and Insurance Proceeds shall (to the extent not required to be applied to the prepayment of other Debt by the terms of any agreements as in effect on the date hereof) be applied (x) to prepay the aggregate principal amount of the Loan then outstanding, if any, until paid in full or (y) if the Letter of Credit is outstanding and no Drawing shall have been made under the Letter of Credit, to cash collateralize the Letter of Credit up to the full amount available for drawing thereunder (without regard to whether any conditions to drawing can then be met).

                 (c) Each payment of principal with respect to the Loan under this Section 4.06 shall be made together with accrued and unpaid interest on the principal amount being prepaid to the date of prepayment.

                 SECTION 4.07. Optional Prepayments. Subject to Section 4.14, the Borrower may prepay the Loan, in whole or in part (in principal amounts of at least $500,000) upon at least one day's prior irrevocable written notice to the LC

Issuer (and such amount specified in such notice shall become due and payable on the date so specified) by paying an amount equal to the aggregate principal amount being prepaid, together, in each case, with accrued and unpaid interest on the principal amount being prepaid to the date of prepayment.

                 SECTION 4.08. Computation of Interest. Interest on the Loan, and all fees hereunder, shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                 SECTION 4.09. Fees. (a) The Borrower agrees to pay to the LC Issuer a letter of credit fee on the amount available to be drawn under the Letter of Credit (without regard to whether any conditions to drawing can then be met), for each day from the Date of Issuance to the earlier of the date of the Drawing, if any, and the Termination Date, at a rate (the "LC Fee Rate") per annum equal to 2.5%; provided that the LC Fee Rate for any day shall be 1% per annum with respect to the portion (if any) of such amount which has been cash collateralized pursuant to Section 4.06. Such fee shall be payable in arrears on the earlier of the date of the Drawing, if any, and the Termination Date.

                 (b) The Borrower shall pay to the LC Issuer at the times and in the amounts set forth therein the fees specified in the letter agreement dated May 18, 1996 between AES, the LC Issuer and J.P. Morgan Securities Inc.

                 (c) Any overdue fees shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 2% plus the Adjusted Base Rate for such day.

                 SECTION 4.10. General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loan and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in lawful currency of the United States of America and in immediately available funds to the LC Issuer at its address referred to in Section 8.02. Whenever any payment of principal of, or interest on, the Loan in respect of a period during which interest on the Loan is determined on the basis of the Adjusted London Interbank Offered Rate shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any other payment hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for the payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time.

                 SECTION 4.11.  Increased Cost and Reduced Return.

                 (a) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement against letters of credit issued, or loans made, by the LC Issuer or any Transferee or (ii) impose on the LC Issuer or any Transferee any other condition regarding the Financing Documents and the result of any event referred to in clause (i) or (ii) of this subsection shall be to increase the cost to the LC Issuer or any Transferee of issuing or maintaining the Letter of Credit or the Loan then, within 10 days of demand by the LC Issuer or any Transferee (which demand shall set forth in reasonable detail the events giving rise to such increased cost and the basis of the LC Issuer's or such Transferee's computation thereof), the Borrower shall pay to the LC Issuer or such Transferee all additional amounts as shall be demanded by the LC Issuer or such Transferee as sufficient to compensate the LC Issuer or such Transferee for such increased cost incurred by the LC Issuer or such Transferee. A certificate as to such increased cost incurred by the LC Issuer or any Transferee as a result of any event mentioned in clause (i) or (ii) of this subsection shall be submitted by the LC Issuer or such Transferee to the Borrower and shall be conclusive (absent manifest error) as to the amount thereof.

                 (b) If after the date hereof the LC Issuer or any Transferee shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the LC Issuer or any Transferee with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the LC Issuer's or such Transferee's capital as a consequence of the LC Issuer's obligations under (or such Transferee's participation in) the Letter of Credit or the Loan to a level below that which the LC Issuer or such Transferee could have achieved but for such adoption, change or compliance (taking into consideration the LC Issuer's or such Transferee's policies with respect to capital adequacy) then, within ten days after demand by the LC Issuer or such Transferee, the Borrower shall pay to the LC Issuer or such Transferee such additional amount or amounts as will compensate the LC Issuer or such Transferee for such reduction. A certificate of the LC Issuer or any Transferee claiming compensation under this subsection
(b) and setting forth the additional amount or amounts to be paid to it hereunder and setting forth in reasonable detail the basis therefor and the manner of calculation thereof shall be prepared and submitted by the LC Issuer or such Transferee to the Borrower and shall be conclusive in the absence of manifest error. In determining such amount, the LC Issuer or such Transferee may use any reasonable averaging and attribution method.

                 SECTION 4.12. Taxes. All payments due from the Borrower hereunder shall be free of all withholding with respect to Taxes and in the event that any such withholding shall be required by law with respect to any such payments, the amount payable shall be increased so that after making all required withholdings the LC Issuer and any Transferee receives an amount equal to the amount it would have received had such withholdings not been made.

                 SECTION 4.13.  [Intentionally Omitted]

                 SECTION 4.14. Funding Losses. If the Borrower makes any payment of principal of the Loan on any day other than the last day of the Interest Period applicable thereto, or if the Loan bears interest at a rate based on the Adjusted Base Rate pursuant to Section 4.16 or 4.17 commencing on a day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to prepay any portion of the Loan after notice has been given to the LC Issuer in respect of such portion in accordance with Section 4.07, the Borrower shall reimburse the LC Issuer within 15 days after demand for any resulting loss or expense incurred by it (or by any Participant or prospective Participant), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or change of interest rate or prepay, provided that the LC Issuer shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

                 SECTION 4.15. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                 (a) deposits in dollars (in the applicable amounts) are not being offered to the LC Issuer in the London interbank market for such Interest Period, or

                 (b) the LC Issuer determines that the rate determined in accordance with Section 4.04(a) will not adequately and fairly reflect the cost to it of funding the Loan for such Interest Period, the LC Issuer shall forthwith give notice thereof to the Borrower, whereupon until the LC Issuer notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the Loan shall bear interest at the Adjusted Base Rate beginning on the last day of the then current Interest Period (or if the notice is given prior to a Drawing under a Letter of Credit, beginning on the first day of the first Interest Period).

                 SECTION 4.16. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the LC Issuer to make, maintain or fund the Loan bearing interest in accordance with Section 4.04(a) and the LC Issuer shall so notify the Borrower, then until the LC Issuer notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the Loan shall bear interest at the Adjusted Base Rate from (a) the last day of the then current Interest Period if the LC Issuer may lawfully continue to maintain and fund the Loan bearing interest in accordance with Section 4.04(a) to such day, (b) immediately if the LC Issuer determines that it may not lawfully continue to maintain and fund the Loan or
(c) the first day of the first Interest Period if such notice is given prior to such first day. Before giving any notice pursuant to this Section, the LC Issuer shall designate a different office through which it shall fund or maintain the Loan if such designation will avoid the need for giving such notice and will not, in the judgment of the LC Issuer, be otherwise disadvantageous to it.

                 SECTION 4.17. Base Rate Election. If the LC Issuer has demanded compensation under Section 4.11 with respect to the Loan and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to the LC Issuer, have elected that the provisions of this Section shall apply, then, unless and until the LC Issuer notifies the Borrower that the circumstances giving rise to such demand for compensation no longer exist, the Loan shall bear interest at the Adjusted Base Rate.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

                 The Borrower hereby represents and warrants to the LC Issuer that:

                 SECTION 5.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                 SECTION 5.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of the Financing Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (except for the Liens created by the Financing Documents).

                 SECTION 5.03. Binding Effect. Each Financing Document (other than the Note) constitutes a valid and binding agreement of the Borrower and the Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower.

                 SECTION 5.04. Full Disclosure. All information heretofore furnished by the Borrower to the LC Issuer for purposes of or in connection with any Financing Document or any transaction contemplated hereby or thereby was true and accurate in all material respects on the date as of which such information was stated or certified. The Borrower has disclosed to the LC Issuer in writing any and all facts known to the Borrower which materially and adversely affect or could reasonably be expected to materially and adversely affect (to the extent it can now reasonably foresee), its business, operations or financial condition, or its ability to perform its obligations under any Financing Document.

                 SECTION 5.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower or any of its Subsidiaries or which in any manner draws into question the validity of any Financing Document.

                 SECTION 5.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

                 SECTION 5.07.  Environmental Matters.  In the ordinary
course of its business, the Borrower conducts, or AES on behalf of the Borrower conducts, ongoing reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, to the best of the Borrower's knowledge, there are no violations of Environmental Laws that would reasonably be expected to have a material adverse effect on its business, financial condition, results of operations or prospects.

                 SECTION 5.08. Taxes. All Federal, state and local tax returns, reports and statements required to be filed by or with respect to the Borrower have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all taxes (including real property) and other charges shown thereon to be due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. All state and local sales and use taxes required to be paid by the Borrower have been paid. All Federal and state returns have been filed by the Borrower for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

                 SECTION 5.09. Not an Investment Company. The Borrower is not required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


                                   ARTICLE VI

                                   COVENANTS

                 The Borrower covenants and agrees that so long as the Letter of Credit has not expired or been terminated or any amount payable under the Note remains unpaid:

                 SECTION 6.01. Information. The Borrower will deliver to the LC Issuer:

                 (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower, as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified as to fairness of presentation, generally accepted accounting principles and consistency by the chairman of the board, president or chief financial officer of the Borrower;

                 (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a balance sheet of the Borrower, as of the end of such quarter and the related statements of operations and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case such comparative information with respect to the Borrower's previous fiscal year as is customarily set forth in such statements by the Borrower, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chairman of the board, president or chief financial officer of the Borrower;

                 (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chairman of the board, president or chief financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 3(b) of the Pledge Agreement and Section 6.10 on the date of such financial statements,
(ii) stating to the knowledge of the Borrower whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (iii) with respect to the financial statements referred to in clause (a) above, accompanied by a schedule setting forth in reasonable detail a description of material contingent liabilities not disclosed in such financial statements;

                 (d) within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chairman of the board, president or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                 (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statement so mailed;

                 (f) as soon as practicable prior to the anticipated receipt by AES or any of its Subsidiaries of Financing Proceeds or Asset Sale and Insurance Proceeds, a certificate of the chairman of the board, president or chief financial officer of the Borrower setting forth a description of the transaction giving rise to such Financing Proceeds or Asset Sale and Insurance Proceeds, the date or dates upon which such Financing Proceeds or Asset Sale and Insurance Proceeds are anticipated to be received by AES or any of its Subsidiaries and the amount of Financing Proceeds or Asset Sale and Insurance Proceeds anticipated to be received on such date or each of such dates;

                 (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

                 (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chairman of the board, president or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or the applicable member of the ERISA Group is required or proposes to take;

                 (i) promptly after receipt by the Borrower, a copy of each complaint, order, citation, notice or other written communication from any Person with respect to the existence or alleged existence of a violation of any applicable Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Substance or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by the Borrower, or due to the operations or activities of the Borrower or any other Person on or in connection with any such property or any part thereof; and

                 (j) from time to time such additional information regarding the financial position or business of the Borrower as the LC Issuer may reasonably request.

All information furnished by the Borrower to the LC Issuer pursuant to the Financing Documents will be true and accurate in all material respects on the date as of which such information is stated or certified.

                 SECTION 6.02. Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings or where the failure to so pay and discharge would not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower taken as a whole, and will maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

                 SECTION 6.03.    Maintenance of Property; Insurance.

                 (a) The Borrower will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                 (b) The Borrower will maintain, with financially sound and responsible insurance companies, insurance on all its properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the LC Issuer upon request information presented in reasonable detail as to the insurance so carried.

                 SECTION 6.04. Conduct of Business and Maintenance of Existence. The Borrower (a) will not engage in any business other than (i) entering into and performing its obligations under the Financing Documents and
(ii) acquiring and holding direct or indirect interests in LIGHT pursuant to the LIGHT Acquisition and (b) will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

                 SECTION 6.05. Compliance with Laws. The Borrower will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

                 SECTION 6.06. Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in accordance with customary accounting and bookkeeping practices reflecting all financial transactions in relation to the conduct of its business; and will permit representatives of the LC Issuer, upon reasonable notice during normal business hours and at the LC Issuer's expense, to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all during normal business hours and as often as may reasonably be desired.

                 SECTION 6.07. Debt. The Borrower shall not assume, incur, create or suffer to exist any Debt of the Borrower except for Debt under the Financing Documents and Debt in respect of Other LIGHT Non-Recourse Collateral that constitutes Debt of the Borrower solely by virtue of a Lien on the capital stock of AES Coral Reef permitted under Section 6.10.

                 SECTION 6.08. Restricted Payments. The Borrower shall not declare or make any Restricted Payment.

                 SECTION 6.09. Investments; Contingent Liabilities. (a) The Borrower shall not make, acquire or hold any Investment in any Person other than (i) Temporary

Cash Investments, (ii) Investments consisting of common stock of AES and (iii) Investments in LIGHT acquired pursuant to the LIGHT Acquisition.

                 (b) The Borrower will not guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, with respect to any obligations, stock or dividends of any Person (including, without limitation, pursuant to any letter of credit, performance bond, performance guarantee, surety bond, indemnification agreement or agreement to post cash collateral (collectively, for purposes of this subsection, "guarantees")), except for the guarantees given by it pursuant to the Financing Documents.

                 SECTION 6.10. Negative Pledge. The Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by the Borrower (including, without limitation, shares of capital stock of LIGHT or any intermediate entity through which the Borrower holds its interest in LIGHT), except:

                 (a)  Liens created under the Financing Documents and

                 (b) Liens on capital stock of AES Coral Reef securing Debt the proceeds from which are applied as required by Section 4.06, but only if the Collateral Value Ratio equals or exceeds 4.00 to 1.00 at the time that any such Lien attaches and after giving effect to the application of the proceeds of such Debt in accordance with Section 4.06.

                 SECTION 6.11. Consolidations, Mergers and Sales of Assets. The Borrower shall not consolidate or merge with or into any other Person. The Borrower shall not sell, lease, transfer or otherwise dispose of, directly or indirectly, any of its assets to any other Person.

                 SECTION 6.12. Use of Proceeds. (a) Neither the Letter of Credit nor any of the proceeds thereof will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulations G or U.

                 (b) The proceeds of the Loan shall be used solely to pay the purchase price for the LIGHT Acquisition.

                 SECTION 6.13. Transactions with Affiliates. The Borrower will not, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate except that the Borrower may hold the AES common stock pledged to the LC Issuer pursuant to the Pledge Agreement.

                 SECTION 6.14. Permanent Financing. The Borrower will use its best efforts to take all actions necessary or desirable to cooperate in obtaining Permanent Financing through the issuance of its debt and/or equity securities, or the debt and/or equity securities of AES or any other Subsidiary of AES, in amounts sufficient to produce net proceeds available to the Borrower of not less than $225,000,000. The Borrower will enter into, and will cooperate with AES and its other Subsidiaries in entering into, such agreements as are customary in connection with financings of such type on terms and conditions reasonably satisfactory to the Borrower in light of then prevailing market conditions and shall make, and cooperate in the making of, such filings and public disclosures as shall be required to permit the Permanent Financing and take such steps as are necessary to cause such filings to become effective or as are otherwise required to permit the securities to be issued in such Permanent Financing to be sold; provided that the Borrower will not be obligated to qualify to do business as a foreign corporation in any jurisdiction in which it is not then so qualified to facilitate the Permanent Financing. The Borrower hereby covenants and agrees that the proceeds available to it from the Permanent Financing shall be used, to the extent required, as set forth in Section 4.06.


                                  ARTICLE VII

                                    DEFAULTS

                 SECTION 7.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                 (a) the Borrower shall fail to pay when due any principal payable by it under any Financing Document or shall fail to pay within 3 days of the date when due any interest, fees or other amounts payable under any Financing Document; or

                 (b) the Borrower shall fail to observe or perform any covenant contained in Sections 6.01(f) or 6.06 through 6.14, inclusive, or Section 3(b) of the Pledge Agreement; or

                 (c) the Borrower shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those covered by clauses (a) or (b) above) for 10 days after written notice thereof has been given to the Borrower by the LC Issuer; or

                 (d) any representation, warranty, certification or statement made by the Borrower in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made); or

                 (e) the Borrower shall fail to make any payment in respect of any Debt when due or within any applicable grace period; or

                 (f) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

                 (g) an Event of Default (as defined in the AES Senior Credit Agreement) shall have occurred and be continuing; or

                 (h) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                 (i) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower under the bankruptcy laws as now or hereafter in effect; or

                 (j) a judgment or order for the payment of money shall be rendered against the Borrower, and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                 (k) AES shall cease to be the owner, directly or indirectly, of 100% of the outstanding shares of common stock of the Borrower; or

                 (l) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal; or

                 (m) any provision of any Financing Document shall at any time for any reason cease to be valid and binding on the Borrower or shall be declared by any court having jurisdiction over the Borrower to be null and void in any manner that would materially adversely affect the rights of the LC Issuer, or the Lien created by the Pledge Agreement at any time shall fail to constitute a valid and perfected Lien on all of the collateral purported to be covered thereby, subject to no prior or equal Lien, or the Borrower shall deny that it has any or further liability or obligation on any Financing Document;

then, and in every such event, the LC Issuer may, by notice to the Borrower, declare the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (h) or (i) above, without any notice to the Borrower or any other act by the LC Issuer, the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
In addition, if an Event of Default shall have occurred and is continuing, the Borrower shall be obligated forthwith to pay to the LC Issuer, at its request (or, in the case of an Event of Default specified in clause (h) or (i) above, without any request of the LC Issuer or any other act of the LC Issuer), an amount in immediately available funds equal to 102% of the then aggregate amount available for drawing under the Letter of Credit (without regard to whether any condition to drawing can then be met), to be held by the LC Issuer as cash collateral until all Events of Default shall have been cured or waived. If and to the extent that cash collateral subject to a valid and perfected first priority Lien in favor of the LC Issuer is posted with the LC Issuer pursuant to the immediately preceding sentence, then the LC Issuer shall release from the Lien created by the Pledge Agreement shares of Pledged Stock subject thereto to the extent, if any, that the value of the Pledged Stock subject to such Lien exceeds two and one-half times (or, if any capital stock of AES Coral Reef is subject to a Lien securing Debt of AES Coral Reef, four times) (A) the sum of the amount available for drawing under the Letter of Credit, if any (without regard to whether any condition to drawing can then be met), or the aggregate principal amount of Loan then outstanding, if any, less
(B) the amount of such cash collateral divided by 1.02.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                 SECTION 8.01. Amendments and Waivers. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the LC Issuer. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 SECTION 8.02. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including bank wire, telex, telecopy or similar writing) and shall be given to such party at its address, telex or telecopy number set forth below or such other address, telex or telecopy number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, or (ii) if given by any other means, when received at the address or at the telecopier number specified in this Section.


         The Borrower           AES Light, Inc.
                                c/o The AES Corporation
                                1001 N. 19th Street
                                Arlington, VA  22209
                                Telecopier No.:  (703) 528-4510
                                Attention: Chief Financial Officer

         LC Issuer              Morgan Guaranty Trust Company
                                  of New York
                                60 Wall Street
                                New York, NY  10260
                                Telex Number: 177615
                                Attention: James Finch

                 SECTION 8.03. No Waiver; Remedies. No failure on the part of the LC Issuer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 SECTION 8.04. Indemnification. The Borrower hereby agrees to indemnify and hold harmless the LC Issuer and each Participant from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the LC Issuer or such Participant may incur (or which may be claimed against the LC Issuer or such Participant by any person or entity whatsoever) by reason of or in connection with the execution and delivery of, transfer of, or payment or failure to pay under, the Letter of Credit or arising out of or in connection with any other Financing Document or any agreement entered into by the LC Issuer and any of the parties to the Financing Documents; provided that the Borrower shall not be required to indemnify the LC

Issuer or any Participant for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the LC Issuer or such Participant, as the case may be. Nothing in this Section is intended to limit the obligations of the Borrower under the Financing Documents.

                 SECTION 8.05. Successors and Assigns. The obligations of the Borrower under the Financing Documents shall continue until the later of (a) the Termination Date and (b) the date upon which all amounts due and owing to the LC Issuer thereunder shall have been paid in full, and shall (i) be binding upon the Borrower and its successors and assigns and (ii) inure to the benefit of and be enforceable by the LC Issuer, each Participant and their respective successors, transferees and assigns; provided, however, that (x) the Borrower may not assign all or any part of the Financing Documents without the prior written consent of the LC Issuer and (y) the obligations of the Borrower pursuant to Sections 8.04 and 8.07 shall survive the termination of this Agreement. The LC Issuer may at any time, without the consent of the Borrower, grant to one or more banks or other institutions (each a "Participant") participating interests in the Letter of Credit or the Reimbursement Obligation or the Term Loan. In the event of any such grant by the LC Issuer of a participating interest to a Participant, whether or not upon notice to the Borrower, the LC Issuer shall remain responsible for the performance of its obligations hereunder and under the Letter of Credit, and the Borrower shall continue to deal solely and directly with the LC Issuer in connection with the LC Issuer's rights and obligations hereunder and thereunder. The LC Issuer may at any time, without the consent of the Borrower, assign to one or more banks or other institutions (each an "Assignee") all or any portion of its rights hereunder and under the Note. No Transferee shall be entitled to receive any greater payment under Section 4.11 or 4.12 than the LC Issuer would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 4.16 requiring the LC Issuer to designate a different office for holding or maintaining the Loan under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                 SECTION 8.06. Limited Liability of the LC Issuer. The Borrower assumes all risks of the acts or omissions of the beneficiary of the Letter of Credit with respect to such Person's use of the Letter of Credit. Neither the LC Issuer nor any of its officers or directors shall be liable or





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
responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the LC Issuer against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; (d) any actual or alleged misrepresentation or omission (except an intentional or grossly negligent misrepresentation or omission) by the LC Issuer; or (e) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Borrower shall have a claim against the LC Issuer, and the LC Issuer shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the LC Issuer's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms thereof or (ii) the LC Issuer's willful failure to pay under the Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                 SECTION 8.07. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing and administration of the Financing Documents and any other documents which may be delivered in connection therewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the LC Issuer with respect thereto and with respect to advising the LC Issuer as to its rights and responsibilities under the Financing Documents or any waiver or amendment of, or the enforcement of, the Financing Documents and such other documents which may be delivered in connection therewith. In addition, the Borrower agrees to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Financing Documents and such other documents and agrees to save the LC Issuer harmless from and against any and all liabilities with respect to or





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
resulting from any delay in paying or omission to pay such taxes and fees.

                 SECTION 8.08. Jurisdiction And Venue. The Borrower irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to the Financing Documents or the transactions contemplated thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now have or hereafter acquire to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The foregoing shall not limit the rights of the LC Issuer to bring proceedings against the Borrower in the competent courts of any jurisdiction or jurisdictions.

                 SECTION 8.09. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

                 SECTION 8.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                 SECTION 8.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                 SECTION 8.12. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the LC Issuer of counterparts hereof signed by each of the parties hereto.

                 SECTION 8.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR





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RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.





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

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                                           AES LIGHT, INC.


                                           By
                                               -------------------------
                                               Title:


                                           MORGAN GUARANTY TRUST COMPANY
                                             OF NEW YORK


                                           By
                                               -------------------------
                                               Title:




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